April 18, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
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RAYMOND JAMES CHIEF OPERATING OFFICER DENNIS ZANK TO RETIRE AS COO

ST. PETERSBURG, Fla. - Raymond James Financial (NYSE: RJF) announced today that Chief Operating Officer Dennis Zank has decided to retire as an officer of the company on September 30, 2018, after a four-decade career. He will continue to be affiliated with the firm as a financial advisor in a local branch following a transition of duties.

Zank will work with CEO Paul Reilly and the RJF Board to ensure a thoughtful and orderly transition. In keeping with the firm’s long-term organizational and leadership plans, timing regarding succession and organizational decisions will be addressed in the May Board of Directors meeting.

“Dennis possesses a wealth of institutional knowledge and industry expertise, and his leadership will not be easily replaced,” said Reilly. “In addition to overseeing our largest businesses during an extended period of growth and success, along with many of our key support functions, Dennis has done a great job cultivating and developing a strong management team, which will ensure a smooth transition.”

“From his initial job as a staff accountant 40 years ago, Dennis demonstrated superior performance and quickly progressed through operations and accounting ranks until he became its leader,” said Chairman Emeritus and former CEO Tom James. “Since he always worked closely with the Private Client Group and even had clients himself, I selected him as president of Raymond James & Associates (RJA), where he distinguished himself and proved to be an excellent leader, including overseeing key acquisitions and significant advisor recruitment. I’d like to thank Dennis for the many important contributions he’s made during his remarkable career.”

“It has been an honor to be a part of Raymond James’ growth and I am proud of what the firm has become," Zank said. "Raymond James is well-established as the destination of choice for the best advisors in the profession and will continue to be because of the strong management team we have built. I feel blessed to have been with the firm since 1978 and, given its position and outlook today, have every confidence in its continued success."

In addition to serving as COO, Zank is CEO of RJA and oversees the Private Client Group, as well as several of the firm’s corporate administrative and support departments. He was appointed president of RJA in 2002 after serving as executive vice president of operations and administration.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,500 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $732 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.